Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

FUNKO, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2018, 2017 AND 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Funko, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Funko, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, stockholders’ and members’ equity, and cash flows, for each of the three years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company‘s management. Our responsibility is to express an opinion on the Company‘s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company‘s auditor since 2015.

Seattle, Washington

March 5, 2019, except as to Note 21, which is as of August 30, 2019.

FUNKO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017	2016
	(In thousands, except per share data)
Net sales	$686,073	$516,084	$426,717
Cost of sales (exclusive of depreciation and amortization shown separately below)	430,746	317,267	280,396
Selling, general, and administrative expenses	155,321	120,944	77,525
Acquisition transaction costs	28	3,641	1,140
Depreciation and amortization	39,116	31,975	23,509
Total operating expenses	625,211	473,827	382,570
Income from operations	60,862	42,257	44,147
Interest expense, net	21,739	30,636	17,267
Loss on extinguishment of debt	4,547	5,103	—
Other expense (income), net	4,082	(734)	—
Income before income taxes	30,494	7,252	26,880
Income tax expense	5,432	1,266	—
Net income	25,062	5,986	26,880
Less: net income attributable to non-controlling interests	17,599	2,047	—
Net income attributable to Funko, Inc.	$7,463	$3,939	$26,880

Earnings per share of Class A common stock (1):
Basic	$0.31	$0.04
Diluted	$0.29	$0.04
Weighted average shares of Class A common stock outstanding (1):
Basic	23,821	23,338
Diluted	25,560	50,635

(1)	Basic and diluted earnings per Class A common stock is applicable only for the period after the Company’s IPO. See Note 18, Earnings Per Share.

See accompanying notes to consolidated financial statements.

FUNKO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018	2017	2016
	(In thousands)
Net income	$25,062	$5,986	$26,880
Other comprehensive income:
Foreign currency translation (loss) gain, net of tax effect of $51, $0 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively	(2,020)	802	—
Comprehensive income	23,042	6,788	26,880
Less: Comprehensive income attributable to non-controlling interests	16,552	1,031	—
Comprehensive income attributable to Funko, Inc.	$6,490	$5,757	$26,880

See accompanying notes to consolidated financial statements.

FUNKO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$13,486	$7,728
Accounts receivable, net	148,627	115,478
Inventory	86,622	79,587
Prepaid expenses and other current assets	11,904	21,727
Total current assets	260,639	224,520

Property and equipment, net	44,296	40,438
Goodwill	116,078	114,162
Intangible assets, net	233,645	250,649
Deferred tax asset	7,407	51
Other assets	4,275	4,258
Total assets	$666,340	$634,078

Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$20,000	$10,801
Current portion long-term debt, net of unamortized discount	10,593	7,928
Accounts payable	36,130	53,428
Income taxes payable	4,492	2,268
Accrued royalties	39,020	25,546
Accrued expenses and other current liabilities	33,015	30,669
Current portion of contingent consideration	—	2,500
Total current liabilities	143,250	133,140

Long-term debt, net of unamortized discount	216,704	215,170
Deferred tax liability	5	512
Liabilities under tax receivable agreement, net of current portion	6,504	—
Deferred rent and other long-term liabilities	6,623	3,964

Commitments and contingencies

Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 24,960 shares and 23,338 shares issued and outstanding as of December 31, 2018 and 2017, respectively	2	2
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 23,584 shares and 24,976 shares issued and outstanding as of December 31, 2018 and 2017, respectively	2	2
Additional paid-in-capital	146,154	129,066
Accumulated other comprehensive income	(167)	806
Retained earnings	8,717	1,254
Total stockholders' equity attributable to Funko, Inc.	154,708	131,130
Non-controlling interests	138,546	150,162
Total stockholders' equity	293,254	281,292
Total liabilities and stockholders' equity	$666,340	$634,078

See accompanying notes to consolidated financial statements.

FUNKO, inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTs OF STOCKHOLDERS’ AND MEMBERS’ EQUITY

(In thousands)

	Member Units		Recourse Loans To	Other Comprehensive	Members' Earnings	Class A Common Stock		Class B Common Stock		Additional Paid-In	Other Comprehensive	Retained Earnings	Non- Controlling
	Units	Amounts	Management	Income	(Deficit)	Shares	Amount	Shares	Amount	Capital	Income	(Deficit)	Interests	Total
January 1, 2016	224	$250,601	$(915)	$—	$(6,130)	—	$—	—	$—	$—	$—	$—	$—	243,556
Members' contributions	15	24,431	—	—	(9,431)	—	—	—	—	—	—	—	—	15,000
Equity-based compensation	4	2,369	—	—	—	—	—	—	—	—	—	—	—	2,369
Net income	—	—	—	—	26,880	—	—	—	—	—	—	—	—	26,880
Recourse loans to management	—	—	142	—	—	—	—	—	—	—	—	—	—	142
Distribution to members	—	—	—	—	(70,570)	—	—	—	—	—	—	—	—	(70,570)
Period ended December 31, 2016	243	$277,401	$(773)	$—	$(59,251)	—	$—	—	$—	$—	$—	$—	$—	$217,377
Equity issued in connection with acquisition prior to Transactions	2	5,313	—	—	—	—	—	—	—	—	—	—	—	5,313
Warrants issued in connection with long-term debt prior to Transactions	—	—	—	—	5,726	—	—	—	—	—	—	—	—	5,726
Equity-based compensation prior to Transactions	—	4,571	159	—	—	—	—	—	—	—	—	—	—	4,730
Net income prior to Transactions	—	—	—	—	2,684	—	—	—	—	—	—	—	—	2,684
Cumulative translation adjustment prior to Transactions	—	—	—	1,184	—	—	—	—	—	—	—	—	—	1,184
Distribution to members prior to Transactions	—	—	—	—	(72,965)	—	—	—	—	—	—	—	—	(72,965)
Contributions from members prior to Transactions	5	5,000	—	—	—	—	—	—	—	—	—	—	—	5,000
Recourse loans to management prior to Transactions	—	—	188	—	—	—	—	—	—	—	—	—	—	188
Effect of Transactions	(250)	(292,285)	426	(1,184)	123,806	12,921	1			168,052	572		612	—
Sale of Class A common stock in initial public offering, net	—	—	—	—	—	10,417	1	—	—	108,919	—	—	—	108,920
Issuance of Class B common stock	—	—	—	—	—	—	—	24,976	2	—	—	—	—	2
Net deferred tax adjustments resulting from the Transactions	—	—	—	—	—	—	—	—	—	(1,241)	—	—	—	(1,241)
Unrecognized tax benefits resulting from the Transactions	—	—	—	—	—	—	—	—	—	(254)	—	—	—	(254)
Non-controlling interests related to purchase of common units from FAH, LLC	—	—	—	—	—	—	—	—	—	(147,254)	—	—	147,254	—
Equity-based compensation subsequent to Transactions	—	—	—	—	—	—	—	—	—	844	—	—	—	844
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	234	—	249	483
Net income subsequent to the Transactions	—	—	—	—	—	—	—	—	—	—	—	1,254	2,047	3,301
Period ended December 31, 2017	—	$—	$—	$—	$—	23,338	$2	24,976	$2	$129,066	$806	$1,254	$150,162	$281,292
Distribution to continuing equity owners	—	—	—	—	—	—	—	—	—	—	—	—	(20,441)	(20,441)
Equity-based compensation	—	—	—	—	—	—	—	—	—	$9,140				9,140
Shares issued for equity-based compensation awards	—	—	—	—	—	176	—	—	—	28	—	—	—	28
Cumulative translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	—	(973)	—	(1,047)	(2,020)
Establishment of liabilities under tax receivable agreement and related changes to deferred tax assets	—	—	—	—	—	—	—	—	—	193	—	—	—	193
Redemption of common units of FAH, LLC	—	—	—	—	—	1,447	—	(1,392)	—	7,727	—	—	(7,727)	—
Net income	—	—	—	—	—	—	—	—	—	—	—	7,463	17,599	25,062
Period ended December 31, 2018	—	—	$—	$—	$—	24,961	$2	23,584	$2	$146,154	$(167)	$8,717	$138,546	$293,254

See accompanying notes to consolidated financial statements.

FUNKO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017	2016
		(In thousands)
Operating Activities
Net income	$25,062	$5,986	$26,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,116	31,975	23,509
Equity-based compensation	9,140	5,574	2,369
Contingent consideration	—	30	5,503
Accretion of discount on long-term debt	1,414	3,887	1,150
Amortization of debt issuance costs	709	534	248
Loss on debt extinguishment	4,547	5,103	—
Deferred tax benefit	(964)	(718)	—
Other	4,288	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(36,139)	(28,473)	(33,624)
Inventory	(8,886)	(17,206)	6,013
Prepaid expenses and other assets	8,736	(9,737)	(8,549)
Accounts payable	(16,375)	18,998	14,652
Income taxes payable	2,177	2,268	—
Accrued royalties	13,495	2,650	7,720
Accrued expenses and other liabilities	3,671	2,966	3,597
Net cash provided by operating activities	49,991	23,837	49,468

Investing Activities
Purchase of property and equipment	(26,866)	(33,562)	(21,202)
Acquisitions, net of cash	(635)	(31,653)	(903)
Net cash used in investing activities	(27,501)	(65,215)	(22,105)

Financing Activities
Borrowings on line of credit	316,390	153,383	57,741
Payments on line of credit	(307,191)	(149,311)	(51,012)
Proceeds from long-term debt, net	230,011	66,336	47,628
Payment of long-term debt	(231,338)	(59,000)	(7,600)
Payment of subordinated debt, net	—	(20,000)	—
Proceeds from subordinated debt, net	—	20,000	—
Contingent consideration	(2,500)	(17,958)	(36,942)
Contributions from members	—	5,000	15,000
Proceeds from initial public offering, net of underwriters discount and commissions	—	117,337	—
Proceeds from issuance of Class B common stock	—	2	—
Distributions to continuing equity owners	(20,441)	(72,777)	(70,428)
Proceeds from exercise of equity-based options	23	—	—
Net cash provided by (used in) financing activities	(15,046)	43,012	(45,613)

Effect of exchange rates on cash and cash equivalents	(1,686)	(67)	—

Net increase (decrease) in cash and cash equivalents	5,758	1,567	(18,250)
Cash and cash equivalents at beginning of period	7,728	6,161	24,411
Cash and cash equivalents at end of period	$13,486	$7,728	$6,161

Supplemental Cash Flow Information
Cash paid for interest	$19,403	$25,360	$12,455
Income tax payments	2,311	—	—
Accrual for purchases of property and equipment	1,137	1,607	(489)
Establishment of liabilities under tax receivable agreement	6,771	—	—
Issuance of Class A units for acquisitions	—	5,313	—
Issuance of warrants for Class A units in connection with long-term debt	—	5,061	—
Issuance of warrants for common units in connection with long-term debt	—	665	—
Reimbursement of management recourse loans	—	773	142
Tenant allowance	168	—	2,041

See accompanying notes to consolidated financial statements.

FUNKO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation and Description of Business

The consolidated financial statements include Funko, Inc. and its subsidiaries (together with its subsidiaries, the “Company”) and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

The Company was formed as a Delaware corporation on April 21, 2017. The Company was formed for the purpose of completing an initial public offering (“IPO”) of its Class A common stock and related transactions in order to carry on the business of Funko Acquisition Holdings, L.L.C. (“FAH, LLC”) and its subsidiaries. FAH, LLC, a holding company with no operating assets or operations, was formed on September 24, 2015. On October 30, 2015, ACON Funko Investors, L.L.C. (together with related entities, “ACON”), through FAH, LLC, acquired a controlling interest in Funko Holdings LLC (“FHL”) (the “ACON Acquisition”), a Delaware limited liability company formed on May 28, 2013, which is also a holding company with no operating assets or operations. FAH, LLC owns 100% of FHL and FHL owns 100% of Funko, LLC, a limited liability company formed in the state of Washington, which is its operating entity. Funko, LLC is headquartered in Everett, Washington and is a leading pop culture consumer products company. Funko, LLC designs, sources, and distributes licensed pop culture products.

On November 6, 2017, the Company completed an IPO of 10,416,666 shares of its Class A common stock at a public offering price of $12.00 per share (the “IPO”), receiving approximately $117.3 million in net proceeds, after deducting underwriting discounts and commissions, which were used to purchase 10,416,666 of FAH, LLC’s newly-issued common units at a price per unit equal to the price per share of Class A common stock sold in the IPO, less underwriting discounts and commissions. The IPO and related reorganization transactions (the “Transactions”) resulted in the Company being the sole managing member of FAH, LLC. As the sole managing member of FAH, LLC, Funko, Inc. operates and controls all of FAH, LLC’s operations and, through FAH, LLC and its subsidiaries, conducts FAH, LLC’s business.  Accordingly, the Company consolidates the financial results of FAH, LLC and reports a non-controlling interest in its consolidated financial statements representing the FAH, LLC interests held by ACON Funko Investors, L.L.C., a Delaware limited liability company (“ACON Funko Investors”) and certain of its affiliates, Fundamental Capital, LLC and Funko International, LLC (collectively, “Fundamental”), and certain current and former executive officers, employees and directors, in each case, who held profits interests in FAH, LLC and who received common units of FAH, LLC in exchange for their profits interests in connection with the Transactions (as defined herein) (collectively, the “Original Equity Owners”) and the former holders of warrants to purchase ownership interests in FAH, LLC, which were converted into common units of FAH, LLC in connection with the Transactions, and, in each case, each of their permitted transferees that own common units in FAH, LLC and who may redeem at each of their options (subject in certain circumstances to time-based vesting requirements) their common units for, at the Company’s election, cash or newly-issued shares of the Company’s Class A common stock (collectively, the “Continuing Equity Owners”).

As the Transactions, discussed further in Note 16, Stockholders’ Equity, are considered transactions between entities under common control, the financial statements reflect the combined entities for all periods presented.

2. Significant Accounting Policies

Certain of the significant accounting policies are discussed within the note to which they specifically relate.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Cash Equivalents

Cash equivalents include amounts due from third-party financial institutions for credit and debit card transactions. These receivables typically settle in less than five days and were $0.1 million for both December 31, 2018 and 2017.

Concentrations of Business and Credit Risk

The Company grants credit to its customers on an unsecured basis. As of December 31, 2018 and 2017, the balance of accounts receivable consisted of 10% and 9%, respectively, of amounts owed from the largest customer for the given period. The collection of these receivables has been within the terms of the associated customer agreement.

For the years ended December 31, 2018 and 2017, there was no individual customer that generated net sales over 10%. For the year ended December 31, 2016, approximately 12% of sales were generated from one customer.

For the year ended December 31, 2018, 15%, 11% and 10% of sales were related to the Company’s three largest license agreements with no other license agreements accounting for more than 10% of sales. For the year ended December 31, 2017, there were no license agreements that accounted for more than 10% of sales. For the year ended December 31, 2016, 15% of sales were related to one license agreement with no other license agreements accounting for more than 10% of sales.

The Company maintains its cash within bank deposit accounts at high quality, accredited financial institutions. These amounts at times may exceed federally insured limits. The Company has not experienced any credit losses in such accounts and does not believe it is exposed to significant credit risk on cash.

Inventory

Inventory consists primarily of figures, plush, accessories and other finished goods, and is accounted for using the first-in, first-out (“FIFO”) method. The Company maintains reserves for excess and obsolete inventories to reflect the inventory balance at the lower of cost or net realizable value. This valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to customers, or liquidation, and expected recoverable value of each disposition category. The Company estimates obsolescence based on assumptions regarding future demand. Inventory costs include direct product costs and freight costs.

Property and Equipment

Property and equipment is stated at historical cost, net of accumulated depreciation, and, if applicable, impairment charges. Depreciation of property and equipment is recorded using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Asset	Lives (in years)
Tooling and molds	2
Furniture, fixtures, and warehouse equipment	5 to 7
Computer equipment, software and other	3 to 5
Leasehold improvements	Lesser of useful life or term of lease

Revenue Recognition and Sales Allowance

Revenue from the sale of Company products is recognized when control of the goods is transferred to the customer, which is upon shipment or upon receipt of finished goods by the customer, depending on the contract terms.

The Company routinely enters into arrangements with its customers to provide sales incentives, support customer promotions, and provide allowances for returns and defective merchandise. These sales adjustments require management to make estimates. In making these estimates, management considers all available information including the overall business environment, historical trends and information from customers, such as agreed upon customer contract terms as well as historical experience from the customer. The costs of these programs reduce gross sales in the period the related sale is recognized. The Company adjusts its estimates at least quarterly or when facts and circumstances used in the estimate process change; historically these adjustments have not been material.

Amounts received prior to when control of the goods is transferred to the customer are recorded as deferred revenue on the consolidated balance sheet. Sales terms do not allow for a right of return exception in relation to a manufacturing defect. The Company defers revenue on these advance payments until its performance obligation is satisfied. Deferred revenue is classified as a current liability when recognition is expected within 12 months following the balance sheet date. Deferred revenue was $0.3 million and $3.3 million as of December 31, 2018 and 2017, and the changes in deferred revenue were a decrease of $3.0 million, a decrease of $0.5 million and an increase of $0.8 million for the years ended December 31, 2018, 2017 and 2016, respectively.

We have elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.  Accordingly, shipping and handling activities that are performed by the Company, whether before or after a customer has obtained control of the products, are considered fulfillment costs to satisfy our performance obligation to transfer the products, and are recorded as incurred within cost of sales.

We have made an accounting policy election to exclude from revenue all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from a customer (for example, sales, use, value-added, and some excise taxes).

We have elected the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less.

Shipping Revenue and Costs

Shipping and handling costs include inbound freight costs and the cost to ship product to the customer and are included in cost of sales. Shipping fees billed to customers are included in net sales.

Advertising and Marketing Costs

Advertising and marketing costs are expensed when the advertising or marketing event takes place. These costs include the fees to participate in trade shows and Comic-Cons, as well as costs to develop promotional video and other online content created for advertising purposes. These costs are included in selling, general and administrative expenses and for the years ended December 31, 2018, 2017 and 2016 were $10.1 million, $9.1 million, and $6.8 million, respectively.

The Company enters into cooperative advertising arrangements with customers. The fees related to these arrangements are recorded as a reduction of net sales in the accompanying consolidated statements of operations because the Company has determined it does not receive an identifiable benefit and cannot reasonably estimate the fair value of these arrangements.

Product Design and Development Costs

Product design and development costs are recognized in selling, general and administrative expenses in the statements of operations as incurred. Product design and development costs for the years ended December 31, 2018, 2017 and 2016, were $4.7 million, $4.7 million, and $2.3 million, respectively.

Recently Adopted Accounting Standards

Revenue Recognition. In May 2014, the Financial Accounting Standards Board (“FASB”) issued a comprehensive new revenue recognition standard. The new standard allows for a full retrospective approach to transition or a modified retrospective approach. Effective January 1, 2018, the Company adopted ASU 2014-09 and its related amendments (collectively, the “new revenue standards”) using the modified retrospective transition method, which was applied to all contracts not completed as of that date. Results for reporting periods beginning after January 1, 2018 are presented under the new revenue standards, while prior periods were not adjusted. There was no impact related to the cumulative effect of the adoption of the new revenue standards on January 1, 2018. The adoption of the new revenue standard did not have any impact on the Company’s consolidated financial statements as of or for the year ended December 31, 2018. The Company has applied the practical expedient prescribed in the new revenue standards and does not evaluate contracts of one year or less for the existence of a significant financing component.

Substantially all of the Company’s revenues continue to be recognized when control of the goods is transferred to the customer, which is upon shipment or upon receipt of finished goods by the customer, depending on the contract terms. Based on the Company’s analysis of the new revenue standards, revenue recognition from the sale of finished goods to customers, which represents substantially all of the Company’s revenues, was not impacted by the adoption of the new revenue standards.

Recent Accounting Pronouncements Not Yet Adopted

Lease Accounting. In February 2016, the FASB issued guidance related to lease accounting that requires the recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements for leases with a term of more than 12 months. The standard is effective for reporting periods beginning after December 15, 2018, with early adoption permitted.  We will adopt the lease standard and its related amendments on January 1, 2019 with a cumulative adjustment to retained earnings rather than retrospectively adjusting prior periods.  This will result in a balance sheet presentation that is not comparable to prior periods in the year of adoption. The Company is in the process of its implementation which includes evaluating its leasing activities and developing its estimate of the right-of-use asset and lease liability, which is based on the present value of lease payments. To illustrate the magnitude of this change, the amount of our off-balance sheet operating leases at December 31, 2018 is disclosed in Note 12, Commitments and Contingencies. Beginning on January 1, 2019, our operating leases, excluding those with terms less than 12 months, will be discounted and recorded as assets and liabilities on our consolidated balance sheet. The Company does not expect material changes to the recognition of operating lease expenses in its consolidated statements of operations.

Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. In February 2018, the FASB issued new guidance that allows an entity to elect to reclassify “stranded” tax effects in accumulated other comprehensive income to retained earnings to address concerns related to accounting for certain provisions of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017. The guidance is effective for annual and interim reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is evaluating the impact the adoption of this standard will have on its consolidated financial statements.

3. Acquisitions

In 2017, the Company completed three acquisitions that were accounted for as business combinations by applying the acquisition method of accounting, where identifiable tangible and intangible assets acquired and liabilities assumed are recognized and measured as of the acquisition date at fair value and goodwill is calculated as the excess of the purchase price paid over the net assets acquired.

A Large Evil Corporation Limited. On November 28, 2017, the Company acquired all of the outstanding equity of A Large Evil Corporation Limited (“A Large Evil Corporation Acquisition”), an animation studio based in the United Kingdom. The preliminary purchase consideration included $3.9 million paid in cash and additional $1.0 million due to the sellers based on certain working capital adjustments and other conditions as per the agreement. The purchase price allocation was finalized during the third quarter of 2018 and the estimated fair value of the assets acquired and liabilities assumed has been finalized.  The finalization of the purchase price allocation resulted in no change from the preliminary estimate. Costs, such as advisory, legal and accounting fees the Company incurred related to A Large Evil Corporation Acquisition were $0.1 million for the year ended December 31, 2017 and are recorded within acquisition transaction costs in the consolidated statements of operations.

The activity of A Large Evil Corporation included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2017 was not material.

Loungefly. On June 28, 2017, the Company acquired all of the outstanding equity interests of Loungefly, LLC (“Loungefly”), a designer of licensed pop culture fashion handbags, small leather goods and accessories (the “Loungefly Acquisition”). The purchase consideration included $17.9 million paid in cash, which included $1.8 million in transaction fees paid on behalf of the seller, and the issuance of $2.1 million of FAH, LLC’s Class A units. The Company recorded certain fair value adjustments to Loungefly’s assets and liabilities as of the acquisition date, including a $1.4 million increase to inventory. The purchase price allocation was finalized during the first quarter of 2018 and the estimated fair value of the assets acquired and liabilities assumed has been finalized. The finalization of purchase price allocation resulted primarily in a reduction of $1.7 million to intangible assets and an increase in goodwill of $1.8 million. Costs, such as advisory, legal, accounting fees and change of control fees, the Company incurred related to the Loungefly Acquisition were $1.1 million for the year ended December 31, 2017, and are recorded within acquisition transaction costs in the consolidated statements of operations.

The activity of Loungefly included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2017 was net sales of $17.0 million and net income of $1.9 million.

Underground Toys Limited. On January 27, 2017, the Company acquired certain assets of Underground Toys Limited, a manufacturer and distributor of licensed products based in the United Kingdom (the “Underground Toys Acquisition”). The acquired assets primarily consisted of inventory and identifiable intangible assets, which are now used by the Company’s newly formed subsidiary Funko UK, Ltd. The purchase consideration included $12.6 million in cash, the issuance of $3.2 million of FAH, LLC’s Class A units, an additional payment in cash of up to $2.5 million contingent upon the assignment of certain license agreements and certain working capital adjustments of $1.8 million. The Company has recorded certain adjustments to the working capital assumed, including a $1.3 million decrease to inventory. The purchase price allocation has been finalized. Costs, such as advisory, legal, accounting fees and change of control fees incurred by the Company related to the acquisition of certain assets of Underground Toys Limited were $1.8 million for the year ended December 31, 2017, and are recorded within acquisition transaction costs in the consolidated statements of operations.

Foreign currency transaction gains and losses are included in other income, net on the consolidated statements of operations. Foreign currency transaction gain, net for the year ended December 31, 2017 was $0.7 million.

Prior to the Underground Toys Acquisition, the Company recognized net sales to Underground Toys Limited of $35.0 million for the year ended December 31, 2016. The Company had $14.7 million of accounts receivable attributable to Underground Toys Limited as of December 31, 2016. The activity of Funko UK, Ltd. included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2017 was net sales of $93.4 million and a net income of $2.3 million for the year ended December 31, 2017. The Company’s U.K. operations are subject to U.K. income taxes, which were $0.5 million for the period from the acquisition date to December 31, 2017 and are included within income tax expense on the consolidated statements of operations.

For the acquisitions described above, the Company recorded goodwill amounting to $15.4 million in the aggregate, which relates to a number of factors, including the future earnings and cash flow potential of the businesses, the multiple to earnings, cash flow and other factors at which similar businesses have been purchased by other acquirers, the competitive nature of the processes by which the Company acquired the businesses, the avoidance of the time and costs which would be required (and the associated risks that would be encountered) to enhance its existing offerings to key target markets and develop new and profitable businesses, and the complimentary strategic fit and resulting expected synergies to be achieved. Goodwill is not deductible for tax purposes.

The purchase consideration for the acquisitions was as follows:

	Purchase Consideration
	Loungefly	Underground Toys Limited	A Large Evil Corporation Limited
	(in thousands)
Cash paid	$16,113	$12,554	$3,862
Transaction fees paid (incurred) on behalf of seller	1,777	—	—
Working capital adjustment to be paid in cash	635	1,784	1,003
Fair value of Class A Units issued	2,131	3,182	—
Fair value of contingent consideration	—	2,470	—
Purchase consideration	$20,656	$19,990	$4,865

The purchase price allocations for the acquisitions were as follows:

	Assets (Liabilities) Acquired (Assumed) at Fair Value
	Loungefly	Underground Toys Limited	A Large Evil Corporation Limited
	(in thousands)
Cash	$1,501	$—	$645
Accounts receivable	3,315	—	30
Inventory	2,351	15,263	—
Other current assets	132	1,122	321
Property and equipment	214	289	76
Intangible assets	12,605	6,500	—
Goodwill	11,249	3,438	4,000
Current liabilities	(10,711)	(6,622)	(207)
Consideration transferred	$20,656	$19,990	$4,865

The following table summarizes the estimated identifiable intangible assets acquired in connection with the transactions described above and their estimated useful lives:

	Estimated Fair Value of Assets Acquired
	Loungefly	Underground Toys Limited	Estimated Useful Life
	(in thousands)		(Years)
Intangible asset type:
Customer relationships	$2,015	$3,700	10
Licensor relationships	8,590	2,500	10
Trade name	2,000	—	10
Supplier relationships	—	300	2
Intangible assets	$12,605	$6,500

4. Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the net amount of identifiable assets acquired and liabilities assumed in a business combination measured at fair value. The Company evaluates goodwill for impairment annually on October 1 of each year and upon the occurrence of triggering events or substantive changes in circumstances that could indicate a potential impairment by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that the fair value of the net assets is below their carrying amounts.

No impairment charges relating to goodwill were recorded in the years ended December 31, 2018, 2017 and 2016.

The following table presents the balances of goodwill as of December 31, 2018 and 2017 (in thousands).

Goodwill
Balance as of January 1, 2017	$97,453
Acquisitions	16,914
Foreign currency remeasurement	(205)
Balance as of December 31, 2017	114,162
Measurement period adjustment	1,773
Foreign currency remeasurement	143
Balance as of December 31, 2018	$116,078

Intangible assets acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value at the acquisition date. Intangible assets acquired include intellectual property (product design), customer relationships, and trade names. These are definite-lived assets and are amortized on a straight-line basis over their useful lives. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. No impairment charges relating to intangible assets were recorded in the years ended December 31, 2018, 2017 and 2016.

The following table provides the details of identified intangible assets, by major class, for the periods indicated (in thousands):

		December 31, 2018			December 31, 2017
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets subject to amortization:
Intellectual property	20	$114,411	$(18,115)	$96,296	$114,411	$(12,395)	$102,016
Trade names	10 - 20	83,358	(13,182)	70,176	83,468	(9,375)	74,093
Customer relationships	10 - 20	68,891	(11,053)	57,838	68,060	(7,268)	60,792
Licensor relationships	10 - 20	11,122	(1,790)	9,332	13,908	(341)	13,567
Supplier relationships	2	304	(301)	3	322	(141)	181
Total		$278,086	$(44,441)	$233,645	$280,169	$(29,520)	$250,649

Amortization expense for the years ended December 31, 2018, 2017 and 2016 was $15.0 million, $14.4 million, and $12.9 million, respectively. The future five-year amortization of intangibles subject to amortization at December 31, 2018 was as follows (in thousands):

Amortization
2019	$14,848
2020	14,836
2021	14,836
2022	14,836
2023	14,836
Thereafter	159,453
Total	$233,645

5. Accounts Receivable, Net

Accounts receivable, net, primarily represent customer receivables, recorded at invoiced amount, net of a sales allowance and an allowance for doubtful accounts. An allowance for doubtful accounts is determined based on various factors, including specific identification of balances at risk for not being collected, historical experience and existing economic conditions. Receivables are written-off when all reasonable collection efforts have been exhausted and it is probable the balance will not be collected.

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2018	2017
Accounts receivable	$151,676	$119,333
Less: Allowance for doubtful accounts	(3,049)	(3,855)
Accounts receivable, net	$148,627	$115,478

Accounts receivable includes a $0.2 million and $2.0 million tenant improvement receivable from a lessor as of December 31, 2018 and 2017, respectively. The remaining balance is customer receivables. Bad debt expense was $1.9 million, $5.5 million and $2.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Activity in our allowance for doubtful accounts was as follows:

	December 31,
	2018	2017
Allowance for doubtful accounts - beginning	$3,855	$2,735
Charged to costs and other	1,908	5,457
Write offs	(2,714)	(4,337)
Allowance for doubtful accounts - ending	$3,049	$3,855

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2018	2017
Prepaid deposits for inventory and molds	$2,138	$10,916
Prepaid royalties, net	5,465	6,391
Other prepaid expenses and current assets	4,301	4,420
Prepaid expenses and other current assets	$11,904	$21,727

7. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2018	2017
Tooling and molds	$70,368	$50,125
Leasehold improvements	18,366	14,894
Computer equipment, software and other	8,401	5,628
Furniture, fixtures and warehouse equipment	8,868	7,282
Construction in progress	97	363
	106,100	78,292
Less: Accumulated depreciation	(61,804)	(37,854)
Property and equipment, net	$44,296	$40,438

Depreciation expense for the years ended December 31, 2018, 2017 and 2016 was $24.1 million, $17.6 million, and $10.6 million, respectively.

8. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2018	2017
Accrued payroll and compensation	$11,138	$8,209
Deferred revenue	306	3,283
Accrued shipping & freight costs	3,628	3,235
Acquisition related current liabilities	—	3,685
Accrued sales taxes	673	248
Deferred rent	429	389
Current liabilities under tax receivable agreement	266	—
Other current liabilities	16,575	11,620
Accrued liabilities and other current liabilities	$33,015	$30,669

9. Fair Value Measurements

The Company’s financial instruments, other than those discussed below, include cash, accounts receivable, accounts payable, and accrued liabilities. The carrying amount of these financial instruments approximate fair value due to the short-term nature of these instruments. For financial instruments measured at fair value on a recurring basis, the Company prioritizes the inputs used in measuring fair value according to a three-tier fair value hierarchy defined by U.S. GAAP. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Contingent Consideration. The Company measures contingent consideration obligations at the acquisition date of a business combination, and at each balance sheet date, at fair value, with changes in fair value recognized in its consolidated statements of operations. Fair value is measured using the discounted cash flow method and based on assumptions the Company believes would be made by a market participant. Significant market inputs used to determine fair value as of December 31, 2018 and 2017 included probabilities of the likelihood of assignment of license agreements and successful achievement of the EBITDA threshold that would trigger contingent purchase consideration, the timing of when the payments will be made, and the discount rate. Significant changes to these assumptions would result in a significantly lower or higher fair value measurement. The valuation represents a Level 3 measurement within the fair value hierarchy.

The Company recorded $54.9 million in contingent consideration which represented the fair value at the time of the ACON Acquisition, $40.0 million of which was paid out during the year ended December 31, 2016, and the remaining $25.0 million of which was paid out during the year ended December 31, 2017. The Company recorded an estimated $2.5 million in contingent consideration at the time the Company acquired Underground Toys Limited. The fair value of contingent consideration related to the acquisition of Underground Toys Limited was $0.0 million and $2.5 million at December 31, 2018 and 2017, respectively.

The following table sets forth the fair value and a summary of changes to the fair value of these Level 3 financial liabilities (in thousands):

Contingent Consideration
Balance at December 31, 2016	$25,000
Additions	2,470
Payments	(25,000)
Changes in fair value	30
Balance at December 31, 2017	2,500
Payments	(2,500)
Balance at December 31, 2018	$—

Changes in fair value reflect changes to the Company’s assumptions regarding probabilities of the likelihood of assignment of license agreements and successful achievement of the earnings-based metrics, the timing of when the payment will be made, and the discount rate used to estimate the fair value of the obligation, and are recorded within selling, general and administrative expense in the consolidated statements of operations.

Debt. The estimated fair values of the Company’s debt instruments, which are classified as Level 3 financial instruments, at December 31, 2018 and 2017, was approximately $252.1 million and $239.2 million, respectively. The carrying values of the Company’s debt instruments at December 31, 2018 and 2017, were $247.3 million and $233.9 million, respectively. The estimated fair value of the Company’s debt instruments primarily reflects assumptions regarding credit spreads for similar floating-rate instruments with similar terms and maturities and our standalone credit risk.

10. Debt

Debt consists of the following (in thousands):

	December 31,
	2018	2017
Former Revolving Credit Facility	$—	$10,801
New Revolving Credit Facility	20,000	—

Former Term Loan A Facility	—	228,400
New Term Loan Facility	232,063	—
Debt issuance costs	(4,766)	(5,302)
Total term debt	227,297	223,098
Less: current portion	10,593	7,928
Long-term debt, net	$216,704	$215,170

Maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

New Term Loan Facility
2019	$11,750
2020	14,688
2021	23,500
2022	24,969
2023	157,156
Thereafter	—
Total	$232,063

Former Senior Secured Credit Facilities

In October 2015, the Company entered into a credit agreement which provided for the $175.0 million Term Loan A Facility and the Revolving Credit Facility, including a $3.0 million subfacility for the issuance of letters of credit. On September 8, 2016, the Company entered into an amendment to the credit agreement which, among other things, increased borrowings under the Term Loan A Facility by $50.0 million and changed the interest rate applicable to the Revolving Credit Facility. On January 17, 2017, the Company entered into an amendment to its credit agreement which provided for, among other things, an additional $50.0 million Term Loan B Facility, providing for interest rate options that can be chosen by the Company and an increase in commitments under the Revolving Credit Facility to $80.0 million.

In June 2017, the Company entered into additional amendments to its credit agreement to, among other things, (1) permit the Company to enter into certain subordinated loan documents, and (2) increase borrowings under the Term Loan A Facility by $20.0 million, increase commitments under the Revolving Credit Facility to $100.0 million and make certain changes to certain covenants and definitions. Proceeds from the additional Term Loan A Facility borrowings were used to fund a portion of the purchase price for the Loungefly Acquisition and to pay related fees and expenses.

In November 2017, all of the outstanding aggregate principal balance and accrued interest of $46.1 million on the Company’s Term Loan B Facility was repaid in connection with the IPO, and the Company recorded a $5.1 million loss on debt extinguishment as a result of the write-off of unamortized discount.

On March 7, 2018, the Company entered into an amendment to its credit agreement which provides for, among other things, (i) a $13.0 million prepayment of the amounts owing under the Term Loan A Facility on the effective date of the amendment, with no changes in the amount of future amortization payments, (ii) a reduction in the interest rate margins (a) for the Term Loan A Facility, from 6.25% to 5.50% for base rate loans and 7.25% to 6.50% for LIBOR rate loans and (b) for the Revolving Credit Facility, from 2.50% to 1.75% for LIBOR rate loans, (iii) a 1% prepayment premium on prepayments under both the Term Loan A Facility and the Revolving Credit Facility for 180 days after the effective date of the amendment, and (iv) a $20.0 million increase to the borrowing base under the Revolving Credit Facility, so long as no loan party formed under the laws of England and Wales or Funko UK, Ltd. incurs secured indebtedness for borrowed money.

The Former Senior Secured Credit Facilities were collateralized by substantially all of the assets of, and the equity interests held by, the borrowers and any subsidiary guarantor that may become party to the credit agreement in the future, subject to certain exceptions. The Former Senior Secured Credit Facilities also contained certain financial and restrictive covenants. As of December 31, 2017 the Company was in compliance with all covenants under the Former Senior Secured Credit Facilities.

In November 2017, all of the then outstanding aggregate principal balance and accrued interest of $55.6 million was repaid on the Revolving Credit Facility in connection with the IPO. The Company had $10.8 million of borrowings outstanding under the Revolving Credit Facility as of December 31, 2017.

New Credit Facilities

On October 22, 2018 (the “Closing Date”), the Company entered into a new credit agreement providing for the New Term Loan Facility in the amount of $235.0 million and the New Revolving Credit Facility of $50.0 million.  On February 11, 2019, the Company amended the New Credit Facilities to increase the New Revolving Credit Facility to $75.0 million.

Upon closing, proceeds from the New Credit Facilities were primarily used to repay all of the outstanding aggregate principal balance and accrued interest of $209.6 million on the previous Term Loan A Facility and $65.3 million on the previous Revolving Credit Facility.  Upon repayment, both the previous Term Loan A Facility and the previous Revolving Credit Facility were terminated.

The New Term Loan Facility matures on October 22, 2023 (the “Maturity Date”).  The New Term Loan Facility amortizes in quarterly installments in aggregate amounts equal to 5.00% of the original principal amount of the New Term Loan Facility in the first and second years of the New Term Loan Facility, 10.00% of the original principal amount of the New Term Loan Facility in the third and fourth years of the New Term Loan Facility and 12.50% of the original principal amount of the New Term Loan Facility in the fifth year of the New Term Loan Facility, with any outstanding balance due and payable on the Maturity Date.  The first amortization payment was on December 31, 2018.  The New Revolving Credit Facility terminates on the Maturity Date and loans thereunder may be borrowed, repaid, and reborrowed up to such date.

Loans under the New Credit Facilities bear interest, at the Company’s option, at either the Euro-Rate (as defined in the Credit Agreement) plus 3.25% or the Base Rate (as defined in the Credit Agreement) plus 2.25%, with two 0.25% step-downs based on the achievement of certain leverage ratios following the Closing Date. The Euro-Rate is subject to a 0.00% floor. For loans based on the Euro-Rate, interest payments are due at the end of each applicable interest period. For loans based on the Base Rate, interest payments are due quarterly.

The New Credit Facilities are secured by substantially all assets of the Company and any of its existing or future material domestic subsidiaries, subject to customary exceptions.  As of December 31, 2018, we were in compliance with all of the covenants in our New Credit Facilities.

Under certain circumstances described in the Credit Agreement, the Company may increase the New Credit Facilities in an aggregate amount not to exceed $25.0 million.  At December 31, 2018, the Company had $232.1 million and $20.0 million of borrowings outstanding under the New Term Loan Facility and New Revolving Credit Facility, respectively.

There were no outstanding letters of credit as of December 31, 2018 and 2017.

Subordinated Promissory Notes

On June 26, 2017, FAH, LLC issued promissory notes payable to certain of its members, including several members of management and its majority owner, in the aggregate principal amount of $20.0 million (the “Subordinated Promissory Notes”). Borrowings under the Subordinated Promissory Notes accrued interest at a rate equal to 11.0% per year for the first 90 days after their effective date, increasing to 13.0% per year 91 days after such effective date and 15.0% per year 181 days after such effective date. Proceeds from the Subordinated Promissory Notes were used to finance a portion of the contingent consideration related to the ACON Acquisition that was paid out during the year ended December 31, 2017.

In November 2017, all of the outstanding aggregate principal balance and accrued interest on the Subordinated Promissory Notes of $20.9 million was repaid in connection with Funko, Inc.’s IPO.

11. Income Taxes

Income before income taxes consisted of (in thousands):

	Year Ended December 31,
	2018	2017	2016
Domestic	$22,157	$4,583	$26,880
Foreign	8,337	2,669	—
Income before income taxes	$30,494	$7,252	$26,880

Income Tax Expense

Funko, Inc. is taxed as a corporation and pays corporate federal, state and local taxes on income allocated to it from FAH, LLC based upon Funko, Inc’s economic interest held in FAH, LLC. FAH, LLC is treated as a pass-through partnership for income tax reporting purposes. FAH, LLC’s members, including the Company, are liable for federal, state and local income taxes based on their share of FAH, LLC’s pass-through taxable income. The results for the year ended December 31, 2017 reflect the U.K. Corporation Tax attributable to Funko UK, Ltd., but do not reflect the U.S. tax expense of FAH, LLC prior to the IPO, which as a pass-through entity, was not subject to U.S. income tax.

The components of the Company’s income tax expense consisted of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
Current income taxes:
Federal	$4,075	$1,178	$—
State and local	486	365	—
Foreign	1,758	952	—
Current income taxes	$6,319	$2,495	$—
Deferred income taxes:
Federal	$(803)	$(727)	$—
State and local	(70)	(16)	—
Foreign	(14)	(486)	—
Deferred income taxes	$(887)	$(1,229)	$—
Income tax expense	$5,432	$1,266	$—

A reconciliation of income tax expense from operations computed at the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2018	2017	2016
Expected U.S. federal income taxes at statutory rate	21.0%	34.0%	34.0%
State and local income taxes, net of federal benefit	1.1%	4.5%	0.0%
Foreign taxes	5.1%	6.4%	0.0%
Non-deductible expenses	4.3%	0.1%	0.0%
Enactment of the Tax Cuts and Jobs Act	0.0%	64.7%	0.0%
Change in valuation allowance	0.0%	-69.2%	0.0%
Non-controlling interest	-13.7%	-9.5%	0.0%
LLC flow-through structure	0.0%	-16.9%	-34.0%
Other, net	0.0%	3.4%	0.0%
Income tax expense	17.8%	17.5%	0.0%

Our effective income tax rate for 2018 and 2017 was 17.8% and 17.5%, respectively. The Company’s annual effective tax rate in 2018 and 2017 was less than the statutory rate of 21% and 34%, respectively, primarily because the Company is not liable for income taxes on the portion of FAH, LLC’s earnings that are attributable to non-controlling interests. In addition, the 2017 effective tax rate was impacted by the Tax Act and LLC flow through structure. The Tax Act reduces the U.S. federal corporate tax rate to 21%, which negatively impacted our effective tax rate by reducing our deferred tax assets. The non-controlling interest benefited our effective tax rate by reducing our allocable share of taxable income subject to U.S. federal, state and local income taxes. In 2017, the LLC flow-through structure benefited our effective tax rate as prior to the IPO we were subject to certain LLC entity-level taxes and foreign taxes but generally not subject to entity-level U.S. federal income taxes.

Deferred Income Taxes

The significant items comprising deferred tax assets and liabilities is as follows (in thousands):

	December 31,
	2018	2017
Deferred tax assets:
Investment in partnership	$18,290	$13,479
Tax Receivable Agreement liability	1,544	—
Stock-based compensation	456	85
Intangibles	—	151
Property and equipment	10	—
Other	51	—
Gross deferred tax assets	20,351	13,715
Valuation allowance	(8,803)	(8,862)
Deferred tax assets, net of valuation allowance	11,548	4,853
Deferred tax liabilities:
Investment in partnership	(4,146)	(5,290)
Property and equipment	—	(24)
Gross deferred tax liabilities	(4,146)	(5,314)
Net deferred tax liabilities	$7,402	$(461)

As of December 31, 2018 and 2017, the Company did not have any federal or state net operating loss carryforwards for income tax purposes.

The Company evaluates its ability to realize deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset may not be realized.  As of December 31, 2018 and 2017, the Company recognized a deferred tax asset of $18.3 million and $13.5 million, respectively, associated with the basis difference in its investment in FAH, LLC upon acquiring these LLC interests. However, a portion of the total basis difference will only reverse upon the eventual sale of its interest in FAH, LLC, which we expect would result in a capital loss. As of December 31, 2018 and 2017, the Company established a valuation allowance in the amount of $8.8 million and $8.9 million, respectively, against the deferred tax asset.

Accounting for the Tax Cuts and Jobs Act

In December 2017, the Tax Act was passed. The Tax Act changed existing U.S. tax law, including U.S. corporate tax rates, business-related exclusions, and deductions and credits. The SEC issued Staff Accounting Bulletin No. 118 to address situations where the accounting under ASC Topic 740 is incomplete for certain income tax effects of the Tax Act upon issuance of an entity’s financial statements for the reporting period in which the Tax Act was enacted.

The accounting for the income tax effects of the Tax Act has been completed. The significant impacts from the Tax Act are primarily due to the lower U.S. federal corporate tax rate of 21%. The impact to the consolidated statement of operations was an additional $4.7 million of income tax expense recorded for the year ended December 31, 2017. This expense reflects the revaluation of our net deferred tax assets based on a U.S. federal corporate tax rate of 21%. No adjustments were made in 2018 to provisional amounts recorded in 2017 related to the Tax Act.

Uncertain Tax Positions

The Company regularly evaluates the likelihood of realizing the benefit from income tax positions that we have taken in various federal, state and foreign filings by considering all relevant facts, circumstances and information available. If the Company determines it is more likely than not that the position will be sustained, a benefit will be recognized at the largest amount that we believe is cumulatively greater than 50% likely to be realized.

The following table summarizes changes in the amount of the Company’s unrecognized tax benefits for uncertain tax positions for the three years ended December 31, 2018 and 2017 (in thousands):

	Year Ended December 31,
	2018	2017

Unrecognized tax benefits at January 1	$490	$—
Increases for positions taken in current year	—	490
Unrecognized tax benefits at December 31	$490	$490

Of the $0.5 million of unrecognized tax benefits as of December 31, 2018 and 2017, $0.2 million would impact the effective tax rate if recognized. There were no unrecognized tax benefits as of or for the year ended December 31, 2016.

Interest and penalties related to income tax matters are classified as a component of income tax expense.  As of December 31, 2018 and 2017, we have not recorded any interest or penalties as the amounts were not material.  Unrecognized tax benefits are recorded in other long-term liabilities on the consolidated balance sheets.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for years after 2014 and subject to examination for all foreign income tax returns for fiscal 2017 and 2018. There were no open tax examinations at December 31, 2018 and 2017.

Tax Receivable Agreement

On November 1, 2017, the Company entered into the Tax Receivable Agreement with FAH, LLC and each of the Continuing Equity Owners that provides for the payment by the Company to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that it realizes, or in some circumstances, is deemed to realize, as a result of (i) future redemptions funded by the Company or exchanges, or deemed exchanges in certain circumstances, of common units for Class A common stock or cash, and (ii) certain additional tax benefits attributable to payments made under the Tax Receivable Agreement. FAH, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of common units for cash or stock occurs. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in FAH, LLC. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement are assignable, including to transferees of common units in FAH, LLC (other than the Company as transferee pursuant to a redemption or exchange of common units in FAH, LLC). The Company expects to benefit from the remaining 15% of the tax benefits, if any, that the Company may realize.

During year ended December 31, 2018, the Company acquired an aggregate of 1.4 million common units of FAH, LLC in connection with the redemption of common units, which resulted in an increase in the tax basis of our investment in FAH, LLC subject to the provisions of the Tax Receivable Agreement.  As a result of these exchanges, during the year ended December 31, 2018 the Company recognized an increase to its net deferred tax assets in the amount of $7.0 million, and corresponding Tax Receivable Agreement liabilities of $6.8 million, representing 85% of the tax benefits due to the Continuing Equity Owners.

As of and for the year ended December 31, 2017, the Company did not have any obligations recorded under the Tax Receivable Agreement.

12. Commitments and Contingencies

The following table summarizes the Company’s future minimum commitments as of December 31, 2018 (in thousands):

	2019	2020	2021	2022	2023	Thereafter	Total
Long term debt and related interest (1)	$24,513	$26,825	$34,532	$34,683	$164,080	$—	$284,633
Operating leases	12,279	11,634	8,169	4,615	4,774	13,287	54,758
Minimum royalty obligations (2)	4,684	2,383	159	—	—	—	7,226
New Revolving Credit Facility (3)	20,000	—	—	—	—	—	20,000
Total	$61,476	$40,842	$42,860	$39,298	$168,854	$13,287	$366,617

(1)

We estimated interest payments through the maturity of our New Credit Facilities by applying the effective interest rate of 5.53% in effect as of December 31, 2018 under our Term Loan A Facility. See Note 10, Debt.

(2)	Represents minimum guaranteed royalty payments under licensing arrangements.
(3)	Represents the amount owed as of December 31, 2018 under our New Revolving Credit Facility.

License Agreements

The Company enters into license agreements with various licensors of copyrighted and trademarked characters and design in connection with the products that it sells. The agreements generally require royalty payments based on product sales and in some cases may require minimum royalty and other related commitments.

In January 2019, we renewed our licensing agreements with Disney and its controlled affiliates, LucasFilm and Marvel. As of December 31, 2018, we recorded a $2.0 million consent fee under our existing licensing agreements with Disney, which we subsequently paid.

Employment Agreements

The Company has employment agreements with certain officers. The agreements include, among other things, an annual bonus based on certain performance metrics of the Company, as defined by the board, and up to one year’s severance pay beyond termination date.

Debt

The Company has entered into a credit agreement which includes a term loan facility and a revolving credit facility. See Note 10, Debt.

Leases

The Company has entered into non-cancellable operating leases for office, warehouse, and distribution facilities, with original lease periods expiring through 2027. Some operating leases also contain the option to renew for five-year periods at prevailing market rates at the time of renewal. In addition to minimum rent, certain of the leases require payment of real estate taxes, insurance, common area maintenance charges, and other executory costs. Differences between rent expense and rent paid is recorded as deferred rent on the consolidated balance sheets. For certain leases we receive tenant improvement allowances and record those as deferred rent on the consolidated balance sheets and amortize the tenant improvement allowances on a straight-line basis over the lease term as a reduction of rent expense. Rent expense, net of sublease income, was $11.7 million, $6.1 million, and $3.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Liabilities under Tax Receivable Agreement

As discussed in Note 11, Income Taxes, the Company is party to the Tax Receivable Agreement with FAH, LLC and each of the Continuing Equity Owners that provides for the payment by the Company to the Continuing Equity Owners of 85% of the amount of tax benefits, if any, that it realizes, or in some circumstances, is deemed to realize, as a result of (i) future redemptions funded by the Company or exchanges, or deemed exchanges in certain circumstances, of common units for Class A common stock or cash, and (ii) certain additional tax benefits attributable to payments made under the Tax Receivable Agreement.

The Company is not obligated to make any payments under the Tax Receivable Agreement until the tax benefits associated with the transaction that gave rise to the payment are realized. Amounts payable under the Tax Receivable Agreement are contingent upon, among other things, (i) the generation of future taxable income over the term of the Tax Receivable Agreement and (ii) future changes in tax laws. If the Company does not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then it would not be required to make the related Tax Receivable Agreement payments. During the year ended December 31, 2018, the Company recognized an additional liability in the amount of $6.8 million for the payments due to the redeeming members under the Tax Receivable Agreement, representing 85% of the aggregate tax benefits we expect to realize from the tax basis increases related to the redemption of FAH, LLC common units, after concluding it was probable that such Tax Receivable Agreement payments would be paid in the future based on our estimate of future taxable income. The Company did not record any liabilities for the Tax Receivable Agreement during the year ended December 31, 2017.

There were no payments made pursuant to the Tax Receivable Agreement during the years ended December 31, 2018 and 2017.

As of December 31, 2018, the Company’s total obligation under the Tax Receivable Agreement, including accrued interest, was $6.8 million, of which $0.3 million was included in Accrued expenses and other current liabilities, and $6.5 million was included in Deferred rent and other long-term liabilities on the condensed consolidated balance sheets. There were no transactions subject to the Tax Receivable Agreement for which the Company did not recognize the related liability, as we concluded that it was probable that the Company would have sufficient future taxable income to utilize all of the related tax benefits.

Legal Contingencies

The Company is involved in claims and litigation in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. For certain pending matters, accruals have not been established because such matters have not progressed sufficiently through discovery, and/or development of important factual information and legal information is insufficient to enable the Company to estimate a range of possible loss, if any. An adverse determination in one or more of these pending matters could have an adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

We are, and may in the future become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business. For example, on November 16, 2017, a purported stockholder of the Company filed a putative class action lawsuit in the Superior Court of Washington in and for King County against us, certain of our officers and directors, and the underwriters of our IPO, entitled Robert Lowinger v. Funko, Inc., et. al. In January and March 2018, five additional putative class action lawsuits were filed in Washington state court, four in the Superior Court of Washington in and for King County and one in the Superior Court of Washington in and for Snohomish County. Two of the King County lawsuits, Surratt v. Funko, Inc. et. al. (filed on January 16, 2018) and Baskin v. Funko, Inc. et. al. (filed on January 30, 2018), were filed against us and certain of our officers and directors. The other two King County lawsuits, The Ronald and Maxine Linde Foundation v. Funko, Inc. et. al. (filed on January 18, 2018) and Lovewell v. Funko, Inc. et. al (filed on March 27, 2018), were filed against us, certain of our officers and directors, ACON, Fundamental and certain other defendants. The Snohomish County lawsuit, Berkelhammer v. Funko, Inc. et. al. (filed on March 13, 2018), was filed against us, certain of our officers and directors, and ACON. On May 8, 2018, the Berkelhammer action was voluntarily dismissed, and on May 15, 2018 a substantially similar action was filed by the same plaintiff in the Superior Court of Washington in and for King County.  On April 2, 2018, a putative class action lawsuit Jacobs v. Funko, Inc. et. al was filed in the United States District Court for the Western District of Washington against the Company, certain of its officers and directors, and certain other defendants. On May 21, 2018 the Jacobs action was voluntarily dismissed, and on June 12, 2018 a substantially similar action was filed by the same plaintiff in the Superior Court of Washington in and for King County.

On July 2, 2018, all of the above-referenced suits were ordered consolidated for all purposes into one action under the title In re Funko, Inc. Securities Litigation in the Superior Court of Washington in and for King County. On August 1, 2018, plaintiffs filed a consolidated complaint against the Company, certain of its officers and directors, ACON, Fundamental, and certain other defendants. On October 1, 2018, we moved to dismiss that action. Plaintiffs filed their opposition to our motion to dismiss on October 31, 2018, and we filed our reply to plaintiffs’ opposition on November 30, 2018.

Additionally, on June 4, 2018, a putative class action lawsuit Kanugonda v. Funko, et al. was filed in the United States District Court for the Western District of Washington against the Company, certain of its officers and directors, and certain other defendants. On January 4, 2019, a lead plaintiff was appointed in that case.

The complaints in both state and federal court allege that we violated Sections 11, 12, and 15 of the Securities Act of 1933, as amended, by making allegedly materially misleading statements and by omitting material facts necessary to make the statements made therein not misleading. The lawsuits seek, among other things, compensatory statutory damages and rescissory damages in account of the consideration paid for our Class A common stock by plaintiff and members of the putative class, as well as attorneys’ fees and costs. The Company believes it has meritorious defenses to the claims of the plaintiff and members of the class and any liability for the alleged claims is not currently probable or reasonably estimable.

13. Segments

The Company identifies its reportable segments according to how the business activities are managed and evaluated and for which discrete financial information is available and for which is regularly reviewed by its Chief Operating Decision Maker (“CODM”) to allocate resources and assess performance. Because its CODM reviews financial performance and allocates resources at a consolidated level on a regular basis, it has one reportable segment. The following table is a summary of product categories as a percent of sales:

	Year ended December 31,
	2018	2017	2016
Figures	81.6%	81.8%	82.0%
Other	18.4%	18.2%	18.0%

The following tables present summarized geographical information (in thousands):

	Year ended December 31,
	2018	2017	2016
Net sales:
United States	$466,044	$376,087	$352,436
International	220,029	139,997	74,281
Total net sales	$686,073	$516,084	$426,717

	December 31,
	2018	2017
Long-lived assets:
United States	$23,781	$24,637
China and Vietnam	20,662	18,865
United Kingdom	4,128	1,194
Total long-lived assets	$48,571	$44,696

14. Related Party Transactions

Members’ Equity Contribution

On June 26, 2017, the Company issued 5,000 Class A units in exchange for a contribution of $5.0 million from several members of management and ACON. As a result of this issuance, the Company recorded equity-based compensation expense in the consolidated statements of operations of $2.2 million.

ACON Equity Management Agreement

On October 31, 2015, the Company entered into a management services agreement with ACON Equity Management, L.L.C. (“ACON Equity Management”), which requires payment of a monitoring fee equal to the greater of (1) $500,000 and (2) 2% prior year Adjusted EBITDA, up to a maximum fee of $2.0 million. Pursuant to the management services agreement, Funko, LLC also agreed to pay ACON Equity Management a one-time advisory fee of $2.0 million, and agreed to reimburse ACON Equity Management for certain costs and expenses in connection with ACON Equity Management’s performance under the agreement. In connection with the IPO, on November 6, 2017, the management fee agreement terminated. ACON Equity Management waived the $5.8 million termination fee.

The Company had no management fees for the year ended December 31, 2018.  The Company recognized $1.7 million and $1.5 million in management fees for the years ended December 31, 2017 and 2016, respectively. These fees are recorded within selling, general and administrative expenses. As of December 31, 2018 and 2017, there were no amounts due to ACON Equity Management.

In addition, the Company recorded an expense for ACON Equity Management’s reimbursable expenses totaling $0.2 million for the year ended December 31, 2016.

Promissory and Subordinated Promissory Notes

In October 2015, the Company entered into subscription agreements with several members of management (the “Purchasers”) to purchase FAH, LLC Class A units having an aggregate purchase price of $0.9 million. Funko, LLC entered into a secured promissory note with each Purchaser in an amount equal to the purchase price of the Class A units purchased by such individual. Amounts outstanding under the promissory notes were collateralized by all direct or indirect ownership interests of the Purchasers in FAH, LLC. The promissory notes had an 8% interest rate compounded on an annual basis, and were recorded as a non-cash transaction within members’ equity. The Company recognized interest on a cash basis when principal payments were made, and recorded a nominal amount of interest income for the years ended December 31, 2017 and 2016. On October 5, 2017, outstanding aggregate principal and accrued interest of $0.2 million was forgiven for certain of FAH, LLC’s officers and executives. The remaining promissory notes were repaid as part of the reorganization Transactions, as defined below in “Reorganization Transactions.”

See discussion of the Subordinated Promissory Notes in Note 10, Debt. The Subordinated Promissory Notes were repaid in November 2017, with proceeds from the IPO.

Other Agreements

In June 2017, in connection with the Loungefly Acquisition, the Company assumed a lease for the Loungefly headquarters and warehouse operations with 20310 Plummer Street LLC and entered into a global sourcing agreement with Sure Star Development Ltd. Both entities are owned by certain of the Company’s employees, who were the former owners of Loungefly. For the period from January 1, 2018 through July 12, 2018 and for the year ended December 31, 2017, the Company recorded $0.2 million and $0.2 million in rental expense related to the lease, which was recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations. At December 31 2017, the aggregate amount owed to Plummer Street and Sure Star was $5.7 million and was recorded in accounts payable and accrued liabilities on the consolidated balance sheet.

The Company sells products to Forbidden Planet, a U.K. retailer through its wholly owned subsidiary Funko UK, Ltd. One of the investors in Forbidden Planet is an employee of Funko UK, Ltd. For the years ended December 31, 2018 and 2017, the Company recorded approximately $5.1 million and $4.2 million, respectively, in net sales from business with Forbidden Planet. At December 31, 2018 and 2017, accounts receivable from Forbidden Planet were $0.8 million and $0.5 million on the consolidated balance sheet, respectively.

15. Employee Benefit Plans

We currently maintain the Funko 401(k) Plan, a defined contribution retirement and savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to 4% of the employee earnings, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.  The Company’s employer matching contributions were $1.1 million, $0.7 million and $0.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.

16. Stockholders’ Equity

In connection with the Company’s IPO, the Company’s board of directors approved an amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), which became effective on November 1, 2017. The Amended and Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Class A common stock, up to 50,000,000 shares of Class B common stock and 20,000,000 shares of preferred stock, each having a par value of $0.0001 per share. Shares of Class A common stock have both economic and voting rights. Shares of Class B common stock have no economic rights, but do have voting rights. Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share on all matters presented to stockholders. The Company’s board of directors has the discretion to determine the rights, preferences, privileges, restrictions and liquidation preferences of any series of preferred stock.

Reorganization Transactions

On November 1, 2017, in connection with the completion of the IPO, the Company completed a series of reorganization Transactions. The Transactions included the following:

•

The amendment and restatement of the existing FAH, LLC limited liability company agreement (the “FAH LLC Agreement”) to, among other things, (i) convert all existing ownership interests (including vested profits interests and all unvested profits interests and existing warrants to purchase ownership interests in FAH, LLC) into common units of FAH, LLC (subject to common units received in exchange for unvested profits interests remaining subject to time-based vesting requirements), and (ii) appoint the Company as FAH, LLC’s sole managing member upon its acquisition of common units in connection with the IPO;

•

The amendment and restatement of the Company’s certificate of incorporation to, among other things, provide (i) for Class A common stock, with each share of Class A common stock entitling its holders to one vote per share on all matters presented to stockholders generally and (ii) for Class B common stock, with each share of Class B common stock entitling its holders to one vote per share on all matters presented to stockholders generally and that shares of Class B common stock may only be held by the Continuing Equity Owners and their permitted transferees;

•

Certain funds affiliated with ACON Funko Investors (the “Former Equity Owners”) exchanged their indirect ownership interests in common units of FAH, LLC for 12,921,039 shares of Class A common stock on a one-for-one basis; and

•

The Company entered into (i) a stockholders’ agreement with ACON Funko Investors and the Former Equity Owners, Fundamental Capital, LLC and Funko International, LLC (collectively, “Fundamental”) and Brian Mariotti, the Company’s Chief Executive Officer, (ii) a registration rights agreement with certain of the Original Equity Owners (including each of the Company’s executive officers), and (iii) a tax receivable agreement (the “Tax Receivable Agreement”) with FAH, LLC and each of the Continuing Equity Owners.

The Transactions were effected on November 1, 2017, prior to the time the Company’s Class A common stock was registered under the Exchange Act, and prior to the completion of the IPO.

FAH, LLC Recapitalization

As noted above, the FAH LLC Agreement, among other things, appointed the Company as FAH, LLC’s sole managing member and reclassified all outstanding membership interests in FAH, LLC as non-voting common units. As the sole managing member of FAH, LLC, the Company controls the management of FAH, LLC. As a result, the Company consolidates FAH, LLC’s financial results and reports a non-controlling interest related to the economic interest of FAH, LLC held by the Continuing Equity Owners.

The Amended and Restated Certificate of Incorporation and the FAH LLC Agreement discussed above requires FAH, LLC and the Company to, at all times, maintain (i) a one-to-one ratio between the number of shares of Class A common stock issued by the Company and the number of common units owned by the Company and (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units owned by the Continuing Equity Owners (other than common units issuable upon the exercise of options and common units that are subject to time-based vesting requirements (the “Excluded Common Units”)). The Company may issue shares of Class B common stock only to the extent necessary to maintain the one-to-one ratio between the number of common units of FAH, LLC held by the Continuing Equity Owners (other than the Excluded Common Units) and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of common units of FAH, LLC. Only permitted transferees of common units held by the Continuing Equity Owners will be permitted transferees of Class B common stock.

The Continuing Equity Owners may from time to time at each of their options (subject, in certain circumstances, to time-based vesting requirements) require FAH, LLC to redeem all or a portion of their common units in exchange for, at the Company’s election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the FAH LLC Agreement; provided that, at the Company’s election, the Company may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the FAH LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged.

Initial Public Offering

As noted above, on November 6, 2017, the Company completed its IPO of 10,416,666 shares of Class A common stock at a public offering price of $12.00 per share and received approximately $117.3 million in net proceeds, after deducting underwriting discounts and commissions. The Company used the net proceeds to purchase 10,416,666 newly issued common units directly from FAH, LLC at a price per unit equal to the initial public offering price per share of Class A common stock sold in the IPO less underwriting discounts and commissions. Immediately following the completion of the IPO, there were 24,975,932 shares of Class B common stock outstanding and 23,337,705 shares of Class A common stock outstanding, comprised of 10,416,666 shares issued in connection with the IPO and 12,921,039 shares issued in connection with the Transactions described above.

Equity-Based Compensation

Funko, Inc. 2017 Incentive Award Plan. On October 23, 2017, the Company adopted the Funko, Inc. 2017 Incentive Award Plan (the “2017 Plan”), which became effective on November 1, 2017, upon the effectiveness of the registration statement on Form S-1 (File No. 333-220856), as amended, filed with the SEC in connection with the IPO. The Company reserved a total of 5,518,518 shares of Class A common stock for issuance pursuant to the 2017 Plan. In connection with the IPO, the Company granted 1,028,500 options to purchase shares of Class A common stock to certain of its directors, executive officers and employees.  Subsequent to the IPO, the Company has granted options to purchase shares of Class A common stock and restricted stock units on Class A common stock to certain of its directors, executive officers and employees under the 2017 Plan.

A summary of 2017 Plan stock option activity for the year ended December 31, 2018 is as follows:

	Funko, Inc.	Weighted	Aggregate	Remaining
	Stock Options	Average Exercise Price	Intrinsic Value	Contractual Life
	(in thousands)		(in thousands)	(years)
Outstanding at December 31, 2017	1,011	$12.00	—
Granted	931	13.54	—
Exercised	(54)	12.00	62
Forfeited	(100)	12.00	434
Outstanding at December 31, 2018	1,788	12.80	1,884	9.19
Options exercisable at December 31, 2018	295	12.02	338	8.84

A summary of 2017 Plan restricted stock unit activity for the year ended December 31, 2018 is as follows:

	Funko, Inc.	Weighted Average	Aggregate	Remaining
	Restricted Stock Units	Grant Date Fair Value	Intrinsic Value	Contractual Life
	(in thousands)		(in thousands)	(years)
Unvested at December 31, 2017	—	$—	$—
Granted	1,899	14.33	27,216
Vested	(174)	11.19	2,712
Forfeited	(51)	10.51	1,077
Unvested at December 31, 2018	1,674	14.77	22,012	4.06

Options to purchase common units in FAH, LLC. In connection with the IPO, existing options to purchase Class A units in FAH, LLC were converted into 555,867 options to purchase common units in FAH, LLC.

A summary of FAH, LLC stock option activity for the year ended December 31, 2017 is as follows:

	FAH, LLC	Weighted	Aggregate	Remaining
	Stock Options	Average Exercise Price	Intrinsic Value	Contractual Life
	(in thousands)		(in thousands)	(years)
Outstanding at December 31, 2017	556
Exercised	(4)
Forfeited	—
Cancelled	—
Outstanding at December 31, 2018	552	$0.41	$7,038	4.91
Options exercisable at December 31, 2018	548	$0.40	$6,988	4.90

Unvested common units in FAH, LLC. In connection with the IPO, unvested common units to purchase profit interests in FAH, LLC were converted into 1,901,327 unvested common units of FAH, LLC.

A summary of unvested common unit activity for the year ended December 31, 2017 is as follows:

		Weighted Average
	Common Units	Grant Date Fair Value
	(in thousands)
Unvested at December 31, 2017	1,348	$16,176
Granted	—	—
Vested	(636)	(7,632)
Forfeited	(87)	(1,044)
Unvested at December 31, 2018	625	7,500

Equity-based compensation expense. The Company measures and recognizes expense for its equity-based compensation granted to employees and directors based on the fair value of the awards on the grant date. The fair value of restricted stock units is based on the market price of Class A common stock on the date of grant. The fair value of option awards is estimated at the grant date using the Black-Scholes option pricing model that requires management to apply judgment and make estimates, including:

•	Volatility—this is estimated based primarily on historical volatilities of a representative group of publicly traded consumer product companies with similar characteristics
•	Risk-free interest rate—this is the U.S. Treasury rate as of the grant date having a term equal to the expected term of the award
•	Expected term—represents the estimated period of time until an award is exercised and was calculated based on the simplified method
•	Dividend yield—the Company does not plan to pay dividends in the foreseeable future

For each of the options granted during 2018, the following were the weighted-average of the option pricing model inputs:

2017 Plan
Expected term (years)	6.25
Expected volatility	34.4%
Risk-free interest rate	2.8%
Dividend yield	0%

Equity-based compensation expense is recognized on a straight-line basis over the vesting period of the award. The Company records equity-based compensation to selling, general and administrative expense on the consolidated statement of operations. Equity-based compensation for the years ended December 31, 2018, 2017 and 2016 were $9.1 million, $5.4 million and $2.4 million, respectively.

As of December 31, 2018, there was $31.3 million of total unrecognized equity-based compensation expense that the Company expected to recognize over a remaining weighted-average period of 3.6 years. Of this, a nominal amount is related to options to purchase common units in FAH, LLC, $6.4 million is related to options to purchase Class A common stock in Funko, Inc., $2.4 million is related to unvested common units in FAH, LLC and $22.5 million related to unvested restricted stock units in Class A common stock of Funko, Inc. As of December 31, 2018, the Company expected to recognize these costs over a remaining weighted average period of 0.1 years for options to purchase common units in FAH, LLC, 3.1 years for options to purchase Class A units in Funko, Inc.,1.1 years for unvested common units in FAH, LLC and 4.1 years for unvested restricted stock units in Class A common stock of Funko, Inc.

17. Non-controlling Interests

In connection with the Transactions described in Note 16, Stockholders’ Equity, the Company became the sole managing member of FAH, LLC and as a result consolidates the financial results of FAH, LLC. The Company reports a non-controlling interest representing the common units of FAH, LLC held by the Continuing Equity Owners. Changes in Funko, Inc.’s ownership interest in FAH, LLC while Funko, Inc. retains its controlling interest in FAH, LLC will be accounted for as equity transactions. As such, future redemptions or direct exchanges of common units of FAH, LLC by the Continuing Equity Owners will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest and increase or decrease additional paid-in capital when FAH, LLC has positive or negative net assets, respectively.

The Company used the net proceeds from its IPO to purchase 10,416,666 newly-issued common units of FAH, LLC. Additionally, in connection with the Transactions, certain funds affiliated with the Former Equity Owners exchanged their indirect ownership interests in common units of FAH, LLC for 12,921,039 shares of Class A common stock on a one-for-one basis.

Net income and comprehensive income are attributed between Funko, Inc. and noncontrolling interest holders based on each party’s relative economic ownership interest in FAH, LLC. As of December 31, 2018 and 2017, Funko, Inc. owned 25.0 million and 23.3 million of FAH, LLC common units, respectively, representing a 50.2% and 48.3% economic ownership interest in FAH, LLC, respectively.

Net income and comprehensive income of FAH, LLC excludes certain activity attributable to Funko, Inc., including $6.4 million and $0.4 million of equity-based compensation expense for share-based compensation awards issued by Funko, Inc. for the years ended December 31, 2018 and 2017, respectively, and $3.6 million and $0.5 million of income tax expense for corporate, federal, state and local taxes attributable to Funko, Inc. for the years ended December 31, 2018 and 2017, respectively.

18. Earnings per Share

Basic and Diluted Earnings per Share

Basic earnings per share of Class A common stock is computed by dividing net income available to Funko, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted earnings per share of Class A common stock is computed by dividing net income available to Funko, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

As described in Note 16, Stockholders’ Equity, on November 1, 2017, the LLC Agreement was amended and restated to, among other things, (i) provide for a new single class of common membership interests, the common units of FAH, LLC, and (ii) exchange all of the then-existing membership interests of the Original Equity Owners for common units of FAH, LLC. This Recapitalization changed the relative membership rights of the Original Equity Owners such that retroactive application of the Recapitalization to periods prior to the IPO for the purposes of calculating earnings per share would not be appropriate.

Prior to the IPO, the FAH, LLC membership structure included Class A Units, Profits Units and HR Units. The Company analyzed the calculation of earnings per unit for periods prior to the IPO using the two-class method and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per share information has not been presented for periods prior to the IPO on November 6, 2017. The basic and diluted earnings per share period for the year ended December 31, 2017 represents only the period of November 6, 2017 to December 31, 2017.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A common stock:

		Period from
		November 6,
	Year Ended	2017 through
	December 31,	December 31,
	2018	2017
Numerator:
Net income	$25,062	$3,085
Less: net income attributable to non-controlling interests	17,599	2,047
Net income attributable to Funko, Inc. — basic	$7,463	$1,038
Add: Reallocation of net income attributable to non- controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock	—	1,219
Net income attributable to Funko, Inc. — diluted	$7,463	$2,257
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	23,821,025	23,337,705
Add: Dilutive common units of FAH, LLC that are convertible into Class A common stock	1,739,033	27,297,348
Weighted-average shares of Class A common stock outstanding — diluted	25,560,058	50,635,053
Earnings per share of Class A common stock — basic	$0.31	$0.04
Earnings per share of Class A common stock — diluted	$0.29	$0.04

For the year ended December 31, 2018 and the period of November 6, 2017 to December 31, 2017 an aggregate of 25.7 million and 1.8 million of potentially dilutive securities, respectively, were excluded from the weighted-average in the computation of diluted earnings per share of Class A common stock because the effect would have been anti-dilutive. For the year ended December 31, 2018, anti-dilutive securities included 25.1 million of common units of FAH, LLC that are convertible into Class A common stock, but were excluded from the computations of diluted earnings per share because the effect would have been anti-dilutive under the if-converted method.

Shares of the Company’s Class B common stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted earnings per share of Class B common stock under the two-class method has not been presented.

19. Quarterly Financial Information (Unaudited)

	Three Months Ended
	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018	March 31, 2018	Dec. 31, 2017	Sept. 30, 2017	June 30, 2017	March 31, 2017
	(In thousands)
Net sales	$233,224	$176,915	$138,723	$137,211	$169,474	$142,812	$104,746	$99,052
Cost of sales (exclusive of depreciation and amortization)	149,172	109,046	85,884	86,644	102,595	84,606	66,005	64,061
Selling, general and administrative expenses	45,015	41,267	34,537	34,502	37,532	32,511	25,809	25,092
Net income (loss)	15,519	7,551	274	1,719	7,671	8,045	(4,103)	(5,627)
Net income attributable to non- controlling interests	10,292	5,981	204	1,122	2,047	—	—	—
Net income (loss) attributable to Funko, Inc.	5,227	1,570	70	597	5,624	8,045	(4,103)	(5,627)
Earnings per share of Class A common stock — basic	$0.21	$0.07	$—	$0.03	$0.04
Earnings per share of Class A common stock — diluted	$0.20	$0.06	$—	$0.02	$0.04

The information presented in the table above has been revised as described in Note 21.

20.  Subsequent Events

On February 11, 2019, the Company amended its New Credit Facilities to increase the New Revolving Credit Facility by $25.0 million from $50.0 million to $75.0 million.  See Note 10, Debt for further information on the New Credit Facilities.

On February 11, 2019, we acquired 100% of the membership interests of Forrest-Pruzan Creative LLC, an acclaimed board game development studio in Seattle, WA, which will operate under the name “Funko Games”.  This transaction represents an opportunity to expand our product offerings into the board game category. The purchase consideration consists of $6.5 million in cash and $2.2 million in shares of the Company’s Class A common stock paid at closing, $1.5 million in cash due to the sellers in 18 months, subject to certain working capital adjustments and other conditions as per the agreement, and $2 million in cash due after a 24-month deferral period.

21.  Revision of Previously-Issued Financial Statements

During the three months ended June 30, 2019, the Company identified that its subsidiary, Loungefly, LLC (“Loungefly”), which was acquired on June 28, 2017, had been underpaying certain duties owed to U.S. Customs and Border Protection ("U.S. Customs").  In May 2019, the Company notified U.S. Customs of the potential underpayments and commenced an internal investigation to determine the cause of the underpayments and the proper amount of duties and fees owed for the applicable five-year statute of limitations period.  The Company identified a total of approximately $7.8 million in underpayments to U.S. Customs during the period from May 24, 2014 through June 30, 2019, $6.3 million of which related to previously-issued consolidated financial statements.  In July 2019, the Company submitted payment of $7.8 million to U.S. Customs along with a report detailing the nature of the underpayments.

The underpayment of the customs duties and fees led to certain errors in the Company's previously-issued consolidated financial statements.  The Company has concluded that the errors identified were immaterial individually and, in the aggregate, to the Company’s previously-issued quarterly and annual consolidated financial statements; however, the Company further concluded that correcting the errors cumulatively would have been material to its consolidated statement of operations for the three and six months ended June 30, 2019.  Accordingly, the accompanying consolidated financial statements as of and for the years ended December 31, 2018 and 2017, and the related unaudited quarterly financial information in Note 19, have been revised to reflect the correction of these as well as other previously identified immaterial errors.

The following tables present the revised results for each full-year and quarterly period that was impacted, the adjustments made to each period and the previously reported amounts to summarize the effect of the revision on the previously-issued consolidated financial statements for the periods impacted.

(As reported)	Year Ended December 31, 2018	Year Ended December 31, 2017
	(In thousands, except per share data)
Statements of Operations Data:
Cost of sales (exclusive of depreciation and amortization shown separately below)	$428,062	$317,379
Total operating expenses	$622,527	$473,939
Income from operations	$63,546	$42,145
Income before income taxes	$33,178	$7,140
Income tax expense	$4,867	$1,540
Net income	$28,311	$5,600
Net income attributable to non-controlling interests	$18,955	$1,875
Net income attributable to Funko, Inc.	$9,356	$3,725

Earnings per share of Class A common stock:
Basic	$0.39	$0.04
Diluted	$0.37	$0.04

(Adjustment)	Year Ended December 31, 2018	Year Ended December 31, 2017
	(In thousands, except per share data)
Statements of Operations Data:
Cost of sales (exclusive of depreciation and amortization shown separately below)	$2,684	$(112)
Total operating expenses	$2,684	$(112)
Income from operations	$(2,684)	$112
Income before income taxes	$(2,684)	$112
Income tax expense	$565	$(274)
Net income	$(3,249)	$386
Net income attributable to non-controlling interests	$(1,356)	$172
Net income attributable to Funko, Inc.	$(1,893)	$214

Earnings per share of Class A common stock:
Basic	$(0.08)	$—
Diluted	$(0.08)	$—

(Revised)	Year Ended December 31, 2018	Year Ended December 31, 2017
	(In thousands, except per share data)
Statements of Operations Data:
Cost of sales (exclusive of depreciation and amortization shown separately below)	$430,746	$317,267
Total operating expenses	$625,211	$473,827
Income from operations	$60,862	$42,257
Income before income taxes	$30,494	$7,252
Income tax expense	$5,432	$1,266
Net income	$25,062	$5,986
Net income attributable to non-controlling interests	$17,599	$2,047
Net income attributable to Funko, Inc.	$7,463	$3,939

Earnings per share of Class A common stock:
Basic	$0.31	$0.04
Diluted	$0.29	$0.04

(As reported)	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$104,746	$142,812	$169,474	$137,211	$138,723	$176,915	$233,224
Cost of sales (exclusive of depreciation and amortization shown separately below)	$66,005	$84,387	$102,926	$85,921	$85,717	$108,898	$147,526
Selling, general, and administrative expenses	$25,809	$32,511	$37,532	$34,810	$34,229	$41,267	$45,015
Depreciation and amortization	$7,588	$8,433	$9,220	$9,301	$9,650	$9,961	$10,204
Total operating expenses	$100,687	$125,467	$150,097	$130,060	$129,596	$160,126	$202,745
Income from operations	$4,059	$17,345	$19,377	$7,151	$9,127	$16,789	$30,479
Income (loss) before income taxes	$(3,514)	$8,286	$7,995	$2,697	$941	$9,605	$19,935
Income tax expense	$1,024	$22	$494	$460	$70	$1,519	$2,818
Net income (loss)	$(4,538)	$8,264	$7,501	$2,237	$871	$8,086	$17,117
Net income attributable to non-controlling interests	$-	$-	$1,875	$1,338	$454	$6,056	$11,107
Net income (loss) attributable to Funko, Inc.	$(4,538)	$8,264	$5,626	$899	$417	$2,030	$6,010

Earnings per share of Class A common stock:
Basic			$0.04	$0.04	$0.02	$0.09	$0.24
Diluted			$0.04	$0.04	$0.01	$0.08	$0.23

(Adjustment)	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$-	$-	$-	$-	$-	$-	$-
Cost of sales (exclusive of depreciation and amortization shown separately below)	$-	$219	$(331)	$723	$167	$148	$1,646
Selling, general, and administrative expenses	$-	$-	$-	$(308)	$308	$-	$-
Depreciation and amortization	$-	$-	$-	$-	$-	$-	$-
Total operating expenses	$-	$219	$(331)	$415	$475	$148	$1,646
Income from operations	$-	$(219)	$331	$(415)	$(475)	$(148)	$(1,646)
Income (loss) before income taxes	$-	$(219)	$331	$(415)	$(475)	$(148)	$(1,646)
Income tax expense	$(435)	$-	$161	$103	$122	$387	$(48)
Net income (loss)	$435	$(219)	$170	$(518)	$(597)	$(535)	$(1,598)
Net income attributable to non-controlling interests	$-	$-	$172	$(216)	$(250)	$(75)	$(815)
Net income (loss) attributable to Funko, Inc.	$435	$(219)	$(2)	$(302)	$(347)	$(460)	$(783)

Earnings per share of Class A common stock:
Basic			$-	$(0.01)	$(0.02)	$(0.02)	$(0.03)
Diluted			$-	$(0.02)	$(0.01)	$(0.02)	$(0.03)

(Revised)	Three Months Ended
	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$104,746	$142,812	$169,474	$137,211	$138,723	$176,915	$233,224
Cost of sales (exclusive of depreciation and amortization shown separately below)	$66,005	$84,606	$102,595	$86,644	$85,884	$109,046	$149,172
Selling, general, and administrative expenses	$25,809	$32,511	$37,532	$34,502	$34,537	$41,267	$45,015
Depreciation and amortization	$7,588	$8,433	$9,220	$9,301	$9,650	$9,961	$10,204
Total operating expenses	$100,687	$125,686	$149,766	$130,475	$130,071	$160,274	$204,391
Income from operations	$4,059	$17,126	$19,708	$6,736	$8,652	$16,641	$28,833
Income (loss) before income taxes	$(3,514)	$8,067	$8,326	$2,282	$466	$9,457	$18,289
Income tax expense	$589	$22	$655	$563	$192	$1,906	$2,770
Net income (loss)	$(4,103)	$8,045	$7,671	$1,719	$274	$7,551	$15,519
Net income attributable to non-controlling interests	$-	$-	$2,047	$1,122	$204	$5,981	$10,292
Net income (loss) attributable to Funko, Inc.	$(4,103)	$8,045	$5,624	$597	$70	$1,570	$5,227

Earnings per share of Class A common stock:
Basic			$0.04	$0.03	$-	$0.07	$0.21
Diluted			$0.04	$0.02	$-	$0.06	$0.20

(As reported)	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
Balance Sheet Data:	(In thousands)
Assets:
Accounts receivable, net	$81,629	$99,293	$115,478	$88,616	$96,474	$127,026	$148,627
Inventory	$57,982	$78,836	$79,082	$73,950	$63,591	$81,206	$86,622
Total current assets	$183,935	$217,112	$224,015	$193,686	$189,472	$244,110	$260,639

Goodwill	$106,521	$107,265	$110,902	$113,498	$113,052	$112,977	$112,818
Intangible assets, net	$257,991	$254,391	$250,649	$245,465	$241,337	$237,518	$233,645
Deferred tax asset	$—	$—	$51	$82	$78	$5,795	$7,346
Total assets	$588,380	$621,955	$630,313	$597,801	$590,994	$648,765	$663,019

Liabilities:
Accrued royalties	$16,297	$25,380	$25,969	$18,858	$19,351	$31,494	$39,020
Accrued expenses and other current liabilities	$27,044	$32,871	$27,032	$29,726	$25,730	$31,066	$27,621
Total current liabilities	$158,367	$204,912	$129,926	$118,496	$122,152	$165,281	$137,856
Deferred tax liability	$—	$—	$588	$689	$259	$65	$5
Deferred rent and other long-term liabilities	$3,464	$3,438	$3,474	$3,929	$4,027	$4,789	$5,583

Stockholders' / Members' equity:
Additional paid-in-capital / Members' equity	$291,460	$292,043	$129,320	$130,292	$131,624	$142,426	$146,408
Accumulated other comprehensive (loss)	$771	$1,361	$802	$1,304	$207	$163	$(171)
Retained earnings	$(137,241)	$(128,976)	$1,041	$1,940	$2,357	$4,387	$10,397
Total stockholders' equity attributable to Funko, Inc. / members' equity	$154,990	$164,428	$131,167	$133,540	$134,192	$146,980	$156,638
Non-controlling interests	$—	$—	$149,988	$141,050	$132,149	$129,438	$139,728
Total stockholders' / members' equity	$154,990	$164,428	$281,155	$274,590	$266,341	$276,418	$296,366
Total liabilities and stockholders' equity	$588,380	$621,955	$630,313	$597,801	$590,994	$648,765	$663,019

(Adjustment)	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
Balance Sheet Data:	(In thousands)
Assets:
Accounts receivable, net	$—	$—	$—	$—	$—	$—	$—
Inventory	$96	$520	$505	$451	$562	$1,048	$—
Total current assets	$96	$520	$505	$451	$562	$1,048	$—

Goodwill	$3,260	$3,260	$3,260	$3,260	$3,260	$3,260	$3,260
Intangible assets, net	$—	$—	$—	$—	$—	$—	$—
Deferred tax asset	$—	$—	$—	$—	$—	$109	$61
Total assets	$3,356	$3,780	$3,765	$3,711	$3,822	$4,417	$3,321

Liabilities:
Accrued royalties	$—	$317	$(423)	$—	$—	$—	$—
Accrued expenses and other current liabilities	$2,918	$3,244	$3,637	$3,573	$4,161	$4,796	$5,394
Total current liabilities	$2,918	$3,561	$3,214	$3,573	$4,161	$4,796	$5,394
Deferred tax liability	$—	$—	$(76)	$(101)	$(136)	$—	$—
Deferred rent and other long-term liabilities	$—	$—	$490	$620	$775	$1,135	$1,040

Stockholders' / Members' equity:
Additional paid-in-capital / Members' equity	$—	$—	$(254)	$(254)	$(254)	$(254)	$(254)
Accumulated other comprehensive (loss)	$4	$4	$4	$4	$4	$4	$4
Retained earnings	$434	$215	$213	$(89)	$(436)	$(897)	$(1,680)
Total stockholders' equity attributable to Funko, Inc. / members' equity	$438	$219	$(37)	$(339)	$(686)	$(1,147)	$(1,930)
Non-controlling interests	$—	$—	$174	$(42)	$(292)	$(367)	$(1,182)
Total stockholders' / members' equity	$438	$219	$137	$(381)	$(978)	$(1,514)	$(3,112)
Total liabilities and stockholders' equity	$3,356	$3,780	$3,765	$3,711	$3,822	$4,417	$3,321

(Revised)	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2017	2017	2017	2018	2018	2018	2018
Balance Sheet Data:	(In thousands)
Assets:
Accounts receivable, net	$81,629	$99,293	$115,478	$88,616	$96,474	$127,026	$148,627
Inventory	$58,078	$79,356	$79,587	$74,401	$64,153	$82,254	$86,622
Total current assets	$184,031	$217,632	$224,520	$194,137	$190,034	$245,158	$260,639
Goodwill	$109,781	$110,525	$114,162	$116,758	$116,312	$116,237	$116,078
Intangible assets, net	$257,991	$254,391	$250,649	$245,465	$241,337	$237,518	$233,645
Deferred tax asset	$—	$—	$51	$82	$78	$5,904	$7,407
Total assets	$591,736	$625,735	$634,078	$601,512	$594,816	$653,182	$666,340

Liabilities:
Accrued royalties	$16,297	$25,697	$25,546	$18,858	$19,351	$31,494	$39,020
Accrued expenses and other current liabilities	$29,962	$36,115	$30,669	$33,299	$29,891	$35,862	$33,015
Total current liabilities	$161,285	$208,473	$133,140	$122,069	$126,313	$170,077	$143,250
Deferred tax liability	$—	$—	$512	$588	$123	$65	$5
Deferred rent and other long-term liabilities	$3,464	$3,438	$3,964	$4,549	$4,802	$5,924	$6,623

Stockholders' / Members' equity:
Additional paid-in-capital / Members' equity	$291,460	$292,043	$129,066	$130,038	$131,370	$142,172	$146,154
Accumulated other comprehensive (loss)	$775	$1,365	$806	$1,308	$211	$167	$(167)
Retained earnings	$(136,807)	$(128,761)	$1,254	$1,851	$1,921	$3,490	$8,717
Total stockholders' equity attributable to Funko, Inc. / members' equity	$155,428	$164,647	$131,130	$133,201	$133,506	$145,833	$154,708
Non-controlling interests	$—	$—	$150,162	$141,008	$131,857	$129,071	$138,546
Total stockholders' / members' equity	$155,428	$164,647	$281,292	$274,209	$265,363	$274,904	$293,254
Total liabilities and stockholders' equity	$591,736	$625,735	$634,078	$601,512	$594,816	$653,182	$666,340

The adjustments reflected above had no effect on the previously reported amounts for operating, investing and financing cash flows.